AMENDED AND RESTATED GAS
                                   LEASE AGREEMENT
                                 OLINDA/OLINDA ALPHA
                                        LANDFILL

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BOARD OF SUPERVISORS
ORANGE COUNTY, CALIFORNIA          MINUTES      December 14, 1993



PUBLIC HEARING -- AMENDED AND RESTATED GAS LEASE AGREEMENT WITH GSF ENERGY, INC. FOR OLINDA/OLINDA ALPHA LANDFILL: Integrated Waste Management Department requests approval of an amended and restated gas lease agreement for development of the landfill gas rights and landfill gas utilization systems at the Olinda/Olinda Alpha Landfill.

Supervisor Vasquez commented that the amendment provides for the construction of a flare to comply with regulations and to protect public health and safety. Also, the amendment extends the lease to match the terms of GSF's agreement with Southern California Edison and gives GSF additional incentives to sell electricity generated by its gas collection system.

Chairman Wieder opened the public hearing and asked if anyone wished to address the board on the matter. Hearing no response, she declared the public hearing closed.

Supervisor Vasquez pointed out that the County was receiving in excess of $350,000 a year in royalties from the project, and that the amendment and restated gas lease agreement would help to ensure future proceeds.

MOTION: On motion by Supervisor Vasquez, seconded by Supervisor Riley, the Board moved to: 1. Find that the construction of the flare facility is categorically exempt, Class 1(f) and 29, from the provisions of the California Environmental Quality Act. 2. Find that: (a) the anticipated cost to the County for electrical energy provided by the energy conservation facility under the proposed Amended and Restated Gas Lease Agreement will be less than the anticipated marginal cost to the County of electrical energy that would have been consumed by the county in the absence of those purchases, and (b) the difference, if any, between the fair rental value of the real property subject to the facility ground lease and the agreed rent, is anticipated to offset by below-market energy purchases or other benefits provided under the Amended and Restated Gas Lease Agreement. 3. Authorize execution of the Amended and Restated Gas Lease Agreement with GSF Energy, Inc., to: (a) construct the flare facility for the County, and (b) pursue construction of additional electrical generation capacity if GSF Energy, Inc. is successful in its bid to Southern California Edison. MOTION UNANIMOUSLY CARRIED.

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                          AMENDED AND RESTATED

                          GAS LEASE AGREEMENT


THIS AMENDED AND RESTATED GAS LEASE AGREEMENT is made December 14, 1993, by and between the COUNTY OF ORANGE, a political subdivision of the state of California, hereinafter referred to as "LESSOR" and GSF ENERGY INC., a Delaware corporation (successor in interest to Getty Synthetic Fuels, Inc.) hereinafter referred as "LESSEE".

RECITALS

I. LESSOR and LESSEE entered into a Gas Lease Agreement ("Original Lease") dated for reference February 12, 1981, granting LESSEE the right to the Refuse Gas and/or Constituent Products produced and recovered from LESSOR's Olinda Canyon portion of the Landfill.

II. LESSOR and LESSEE entered into a First Amendment to Gas Lease Agreement ("First Amendment") on May 2, 1989, which extended the scope of the Lease interest to include the Alpha Canyon portion of the Landfill on an interim basis.

III. LESSOR and LESSEE entered into a Second Amendment to the Gas Lease Agreement ("Second Amendment") on March 30, 1993, which extended the term of the Original Lease and provided for certain modifications and maintenance work to be performed thereunder with respect to the Alpha Canyon Refuse Gas Collection System.

IV. LESSOR is the owner and operator of the municipal solid waste Landfill and is required by various regulatory entities to control migration and emission of Refuse Gas produced by the decomposition of refuse within the Landfill. LESSOR desires to expand the current Refuse Gas Collection System so as to meet regulatory requirements and utilize the energy potential of the Refuse Gas in a more efficient manner than would result if the Refuse Gas were simply flared.

V. LESSOR and LESSEE now desire to further amend the Original Lease as amended by the First Amendment and the Second Amendment ("Amended Lease") in order to create an integrated Refuse Gas recovery program at the Landfill that will more efficiently utilize the energy potential of the Refuse Gas and will also include a Refuse Gas Flare Facility required to comply with regulations and to protect public health and safety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, LESSOR and LESSEE, intending to be legally bound, do mutually agree that, effective as of the date written above, the Lease shall be further amended and restated, and this Amended and Restated Gas Lease Agreement (the "Lease") shall supersede and replace all prior

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leases and amendments thereto between LESSOR and LESSEE and their predecessors concerning Refuse Gas at the Landfill as follows:

1. Lease Interest. LESSOR hereby grants and leases exclusively to LESSEE, it successors and assigns, all rights to the Refuse Gas and/or Constituent Products (solely for the purposes of collecting, testing, treating, processing, selling, operating for, and producing said Refuse Gas and/or Constituent Products), which are produced and recovered from the land utilized as a landfill located in the County of Orange, State of California, and described in Exhibit "I" (attached hereto and made a part hereof and herein referred to as the "Landfill").

Notwithstanding anything herein to the contrary, LESSOR and LESSEE recognize that LESSOR may be required to install and operate a migration control system at the Landfill which, if so installed and operated, shall be compatible with LESSEE's recovery system to the extent feasible.

2.     Definitions.

     2.1 Refuse Gas. "Refuse Gas" shall mean the mixture of methane, carbon dioxide and other gases produced by the anaerobic decomposition of refuse material within the Landfill.

     2.2 Constituent Products. "Constituent Products" shall mean any and all components or products recovered in association with Refuse Gas.

     2.3 Project. The "Project" shall include all facilities, activities, and efforts associated with the recovery and sale of Refuse Gas and/or Constituent Products from the Landfill, including the New Project.

The "New Project" shall include all facilities, activities, and efforts associated with the recovery and sale of Refuse Gas and/or Constituent Products from the Landfill, not including the Flare Facilities and not including the existing 5.0 Megawatt (MW) power generating facility which achieved firm operation on or about January 1, 1985.

     2.4 Commercial Quantities. "Commercial Quantities" shall mean amounts deemed by LESSEE in its sole judgment to be sufficient to pay for all costs of the Project, including operation and maintenance expenses associated therewith, plus a reasonable profit.

     2.5 Force Majeure. The term "Force Majeure" as used herein shall mean any act of God or the elements, accident, casualty, labor disturbances, unavailability or delays in delivery of any product, labor, fuel, service or materials, or any other event or condition beyond the control of either party.

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     2.6  New Project Schedule.  The "New Project Schedule" (attached hereto as Exhibit "II" and by reference made a part hereof) is the schedule of LESSEE's progressive milestones for the New Project.

     2.7  Accounting Year.  "Accounting Year" shall mean a period of twelve
(12) consecutive months commencing January 1 and terminating thereafter at midnight, December 31.

     2.8 Excess Gas. "Excess Gas" shall mean that quantity of Refuse Gas which is flared or not otherwise utilized by LESSEE's Project, that is, Refuse Gas which is not (a) sold by LESSEE, (b) consumed in the production of Refuse Gas and/or Constituent Products, or (c) used, consumed, or lost in LESSEE's recovery and processing system as contemplated by Section 6.4 (Use of Gas/Products).

     2.9 Cost Index. "Cost Index" shall mean the Employment Cost Index for Total Compensation - Electric, Gas and Sanitary Services, Private Industry Workers, Table 5, as published by the US Department of Labor, Bureau of Labor Statistics, in its Employment Cost Index Quarterly News Release. For purposes of the adjustments, the most current index number available (whether preliminary or final) at the time of the adjustment will be used. If this index ceases to be available as presently constituted, LESSOR and LESSEE agree to substitute a suitable and reasonably comparable index. The calculation of the adjustments shall be accomplished as follows:

                    latest quarterly Cost Index
     indexed value x   ------------------------------------------
                    December 1993 Cost Index

     2.10 Routine Flare Operation and Maintenance. "Routine Flare Operation and Maintenance" shall mean routine activities performed by LESSEE's technicians and operators to operate and maintain the Flare Facility, to allow the equipment to perform at rated capacity, and to allow equipment to meet or exceed designed service life. Routine Flare Operating and Maintenance activities include, but are not limited to, those listed in Exhibit "IX".

     2.11 Flare Facility. "Flare Facility" shall mean LESSOR's flare and all equipment used in connection with the flare as described in Exhibit "VI".

     2.12 Director. Director means the Director of Lessor's Integrated Waste Management Department or the Director's designee.

     2.13 Refuse Gas Collection System. Refuse Gas Collection System will consist of all vertical extraction wells, horizontal collectors, laterals, headers and all associated devices required to extract Refuse Gas from the Landfill and convey said Refuse Gas to the Plant Site.

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     2.14  Plant Site.  The Plant site shall mean the site currently in use by LESSEE in connection with the Project and such adjoining areas as required for the New Project and Flare Facility. The Plant Site is not expected to exceed two and one half (2 1/2) acres.


3.     Term.

     3.1 Term. This Lease shall become effective upon the date first above written and shall continue for a primary period ending on January 1, 2005, and thereafter for succeeding periods of one (1) year each, terminable upon written notice by either party to the other not less than ninety (90) days before the end of the primary period or before the end of any succeeding yearly period.

     3.2 Term Extension. Southern California Edison is currently soliciting bids pursuant to Final Standard Offer 4 as contemplated by
Section 6.2. In the event that LESSEE is successful in negotiating and entering into a contract with Southern California Edison pursuant to said Final Standard Offer 4 or in obtaining a suitable alternative purchaser, the Director shall extend the term of this Agreement to coincide with the term of the purchase agreement. In no event shall the extended term exceed the term of such contract between Southern California Edison or other purchaser and LESSEE.

4.     Revenues

     4.1 Royalty Payments. LESSEE hereby agrees to pay LESSOR a royalty equal to twelve and one-half percent (12 1/2%) of the (i) gross proceeds (including the fair market value of all goods, products, and/or services obtained by LESSEE in lieu of sales revenues) and (ii) entitlement (under Title 10 Code of Federal Regulation Section 211.67 as may be amended or superseded) received solely from the sale of all processed Refuse Gas and/or Constituent Products produced by the Landfill or energy derived therefrom (including, by way of illustration and not limitation, electrical generation), less property taxes, less casinghead gas or natural gas purchases, and less tax obligations, if any, described in Sections 19.1 or
19.2 below. The royalty shall be paid to LESSOR on or before the last day of each month based on the previous month's sales.

     4.2 Charge for Late Payment. LESSEE hereby acknowledges that the late payment of rent or royalties will cause LESSOR to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include but are not limited to costs such as administrative processing of delinquent notices and increased accounting costs. Accordingly, if any payment of royalty as specified in
Section 4.1, is not received by LESSOR or postmarked within ten (10) days after the due date, a late charge of one (1%) of the payment due and unpaid plus twenty-five dollars ($25) shall be added for the payment, and the total sum shall become immediately due and payable to LESSOR. An additional charge of one percent (1%) of said payment, excluding late charges, shall be added to each additional month that said payment remains unpaid. LESSEE and LESSOR hereby agree that such late charges represent a

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fair and reasonable estimate of the costs that LESSOR will incur by reason of LESSEE's late payment. Acceptance of such late charges (and/or any portion of the overdue payment) by LESSOR shall in no event constitute a waiver of LESSEE's default with respect to such overdue payment, nor prevent LESSOR from exercising any of the other rights and remedies granted hereunder.

     4.3   Records and Financial Statements.

     (a)     Records.

          LESSEE shall, at all times during the term hereof, keep or cause to be kept true and complete books, records, and accounts, together with applicable supporting documentation, of all financial sales transactions in connection with the Project and LESSEE's operations hereunder. LESSOR shall have the right through an independent certified public accounting firm or otherwise through duly authorized and similarly qualified agents/representatives, to examine and audit said books, records, and accounts, upon thirty (30) days advance written notice to LESSEE, during normal business hours at LESSEE's place of business. Such inspections shall relate to the operations of LESSEE during any Accounting year and shall be conducted within a sixty (60) month period following the end of said Accounting Year.

     (b)     Discrepancies.

          Full cost of any audit conducted under Section 4.3(a) shall be borne by LESSEE if the audit reveals either (i) a discrepancy in the amount of royalty payments due LESSOR of greater than two percent (2%), or (ii) LESSEE has failed to maintain true and complete books, records, accounts and/or supportive source documents as required by Section 4.3(a) hereof. Otherwise, LESSOR shall bear the cost of said audit.

     (c)     Financial Statements.

          Within ninety (90) days after the end of each Accounting Year, LESSEE shall, at LESSEE's expense, submit to LESSOR a statement, certified as to accuracy by a Certified Public Accountant or a similarly qualified corporate accountant/auditor employed by LESSEE or an affiliate, wherein the total gross proceeds and entitlements, and amounts permitted to be offset therefrom, for such Accounting Year are set forth and categorized according to the Royalty classification set forth in the above Section 4.1. Moreover, LESSEE shall make available to LESSOR, upon request, necessary base data to assist LESSOR in complying with requirements of the State of California or the United States of America or any governing body for information relating to LESSEE's operations under the Lease.

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     4.4  Used/Consumed/Lost Gas Products.  Nothing contained herein shall be deemed to obligate LESSEE to account to LESSOR for, or pay a royalty on, any Refuse Gas and/or Constituent Products which are actually and reasonably used, consumed or lost in LESSEE's operations hereunder; provided, however, should LESSEE so alter its recovery and processing system to cause a significant increase in usage, LESSEE, upon LESSOR's written request, shall prepare and furnish LESSOR with an accounting of such usage to verify its reasonableness.

     4.5 Use of Excess Gas. LESSOR shall have the right to take or otherwise use Excess Gas for energy recovery purposes with the approval of LESSEE. Such approval shall not be unreasonably withheld. Excess Gas shall be recovered in such a manner so as not to negatively impact LESSEE's energy recovery operations. In the event the recovery of such Excess Gas is required to comply with any applicable public laws, including federal, state, and local statutes and regulations and any order of a regulatory agency or authority, LESSOR and LESSEE agree to work together to develop Refuse Gas Collection System additions, operational methods, and techniques in order for LESSOR to meet applicable public law. In the event LESSOR and LESSEE cannot agree on such remediation approach, LESSOR maintains its right to proceed with such action.

5.     Testing and Evaluation Program.

     5.1 Testing and Evaluation. LESSEE shall conduct such tests as it deems appropriate in order to determine whether Refuse Gas and/or Constituent Products can economically be recovered from the Landfill in Commercial Quantities. LESSEE, at its sole expense, will commence testing and evaluation of the Landfill for Refuse Gas and/or Constituent Products and complete a technical and economic feasibility study in accordance with the New Project Schedule. A copy of said feasibility study will be provided LESSOR upon completion, with materials deemed proprietary by LESSEE deleted, or at LESSOR's option, with such materials included subject to the prior execution by LESSOR of a suitable confidentiality agreement.

     5.2 Reversion. In the event that LESSEE has not entered into a binding agreement with a suitable purchaser for additional Refuse Gas and/or Constituent Products on terms and conditions satisfactory to LESSEE by January 31, 1995, LESSOR shall have the right to terminate LESSEE's right to collect and process Refuse Gas from the Alpha Canyon portion of the Landfill by deleting the description of Alpha Canyon from Exhibit "I" upon thirty (30) days advance written notice given by the Director. It is expressly understood that if the right of LESSEE to collect gas from Alpha Canyon portion of the Landfill is terminated, LESSEE shall have no further operating or maintenance obligations for the Refuse Gas Collection System in the Alpha Canyon portion of the Landfill. In the event of LESSOR's termination of LESSEE's right to collect and process Refuse Gas from the Alpha Canyon portion, all other terms and conditions of the Lease shall remain in full force and effect.

     5.3 Commercial Recovery. Should LESSEE determine in its sole judgment, following completion of its testing and evaluation program, that the results of said testing and evaluation program indicate the Landfill is suitable for the economic recovery and processing of Refuse Gas

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and/or Constituent Products in Commercial Quantities as the New Project,
LESSEE shall provide LESSOR with written notice of such judgment in accordance with the "Go/No Go" decision as specified in the New Project Schedule, and this Lease shall continue in effect.

6.     Operations.

     6.1 Security for Construction of Facilities. Upon notice of an election under Section 5.3 hereof to proceed, LESSEE shall furnish LESSOR
(i) a Performance Bond or equivalent Letter of Credit in the amount of one hundred thousand dollars ($100,000) for the faithful performance of the construction of New Project plant and related Refuse Gas Collection System provided herein, and (ii) a simultaneously issued Labor and Material Payment Bond or equivalent Letter of Credit, in the amount of fifty percent (50%) of said Performance Bond, with respect to said construction. Such bonds or letters of credit shall be forfeited in form and shall terminate or shall be drawn upon nine (9) months subsequent to the later of June 1, 1997, or the completion of said construction.

Within sixty (60) days after receipt of the permit to construct the Flare Facility, LESSEE shall furnish LESSOR (i) a Performance Bond or equivalent Letter of Credit in the amount of eight hundred ninety five thousand and one hundred dollars ($895,100) for the faithful performance of the construction of the Flare Facility, and (ii) a simultaneously issued Labor and Material Payment Bond or equivalent Letter of Credit, in the amount of fifty percent (50%) of said Performance Bond, with respect to said construction. Such bonds or letters of credit shall be forfeited in form and shall terminate or shall be drawn upon nine (9) months subsequent to the later of January 31, 1995, or the completion of said construction.

     6.2 Construction of Facilities. In order to maximize gross proceeds and LESSOR's resulting royalty revenues and LESSOR's other associated benefits under this Lease, LESSEE is interested in pursuing opportunities to increase the capacity of its energy recovery activities at the Landfill through the New Project and has submitted a bid to Southern California Edison on November 9, 1993. Subject to LESSEE's confirmation that the Landfill can support sufficient additional energy recovery capacity over a term commercially attractive to LESSEE, to the giving of notice pursuant to
Section 5.3 above, to the attainment of a suitable purchaser for additional Refuse Gas and/or Constituent Products on terms and conditions satisfactory to LESSEE, and to LESSEE's entering into a binding agreement with such purchaser for the purchase of such additional Refuse Gas and/or Constituent Products, (a) LESSOR and LESSEE shall extend the lease as provided in
Section 3 (Term) above; and (b) LESSEE shall, at its sole expense, commence the engineering, design, procurement of requisite governmental authorization, and construction of necessary additional facilities for collecting and processing increased quantities of Refuse Gas and/or Constituent Products in accordance with the project schedule set forth in the binding agreement with such purchaser for the purchase of additional Refuse Gas and/or Constituent Products. After completion of the construction and required break-in of these additional facilities, LESSEE will collect, process, and sell the additional Refuse Gas and/or Constituent Products obtained from the Landfill in accordance with the terms of the Lease.

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     6.3  Status Reports and Plant Completion.  LESSEE will provide to
LESSOR written monthly status reports on LESSEE's progress with respect to the New Project Schedule and Flare Facility project schedule. Subject to the provisions of Section 11 and Section 13.1 hereof, if LESSEE fails to complete said work in accordance with the New Project Schedule or Flare Facility project schedule within such time, and if LESSEE has not cured or substantially cured such failure within the time period specified in
Section 13.1, LESSOR may, by written notice to LESSEE, terminate LESSEE's right to proceed with the work or such part of the work as to which there has been delay. In such event, LESSOR may take over the work and pursue the same to completion, by contract or otherwise, and in order to effectuate said completion, LESSEE shall, insofar as its right to proceed is terminated, promptly surrender to LESSOR all completed work and work-in-progress, and all non-proprietary materials, records, and notes procured and/or produced pursuant to the Lease.

     6.4 Use of Gas/Products. Subject to Section 4.4 hereof, LESSEE shall have free use of that portion of the Refuse Gas and/or Constituent Products produced by the Landfill which is necessary to conduct its operations and to market Refuse Gas under this Lease. Nevertheless, LESSEE shall use its best efforts to maximize the efficiency of its operations and marketing activities to lessen such use to the extent reasonably practicable.

If LESSOR at any time shall have reason to question the accuracy of any gauge or device used in measuring or computing the Refuse Gas (i) used for operating LESSEE's facilities, and/or (ii) sold hereunder, LESSOR shall so notify LESSEE in writing, and, thereafter, such gauge or device shall be tested in the presence of both parties. Should such tests reveal an inaccuracy of two percent (2%) or greater, the quantity shall be recalculated and corrected for the period beginning thirty (30) days immediately prior to the date of said notice (or beginning on the date such inaccuracy commenced, if ascertainable). If the gauge or device is found to be accurate within two percent (2%), then LESSOR shall bear the expense of tests made at its request; otherwise, LESSEE will be responsible for the costs of such tests.

     6.5 Prudent Operations. Subject to the provisions of this Lease, LESSEE shall test for, collect, treat, process and market the Refuse Gas and/or Constituent Products produced by the Landfill as a reasonably prudent operator. In discharging this obligation, LESSEE shall be responsible, in its sole discretion, for determining all operational plans and details (excepting the placement of wells and collection facilities on the Landfill) directly affecting production and processing to ensure a workable system having the greatest recovery potential; provided, however, that LESSEE shall conduct its testing program, construction activities and operations in such a manner so as not to interfere with LESSOR's use and/or maintenance of the Landfill, unless LESSOR otherwise consents.

LESSOR shall inform LESSEE of all significant planning, design, expansion, and construction meetings concerning any Refuse Gas collection activities. LESSOR shall invite LESSEE to attend and provide comments concerning all Refuse Gas collection activities at the Landfill.

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As to placement of wells and collection facilities including the Refuse Gas
Collection System, it is agreed that prior to testing and before installation of any equipment or operational facilities in or upon the Landfill, LESSEE shall furnish LESSOR with the Refuse Gas collection System grid-well layout and development plans attendant thereto. LESSOR shall have fifteen (15) working days from such submittal in which to review such plans and advise LESSEE of LESSOR's approval (which shall not be unreasonably withheld) or any specific objections, silence being deemed an approval. The parties shall endeavor in good faith to resolve said objection(s) within ten (10) working days thereafter, but should the parties be unable to resolve such objection(s), LESSOR and LESSEE shall mutually designate, within ten (10) working days thereafter, a disinterested third person arbitrator who shall, within thirty (30) days thereafter, formulate a resolution which will be binding upon LESSOR and LESSEE.

It is further understood that LESSEE shall use its best efforts to procure the highest sales revenues reasonably obtainable for the Refuse Gas and/or Constituent Products produced and marketed from the Landfill. Although the implementation of a gas enhancement or stimulation program is unanticipated by the parties with respect to Refuse Gas production, it is agreed that any such enhancement type program will be undertaken only with LESSOR's prior written consent, such consent shall not be unreasonably withheld. It is understood that the wet-weather area, also known by the parties as the third level portion of the Landfill, has not been brought to final grade, and the parties hereto agree to cooperate in minimizing the impact of such condition on the Project.

     6.6 Return of Landfill Liquids. LESSEE shall, in connection with its activities on the Landfill hereunder, have the right in its sole discretion, without cost to LESSEE, to return to the Landfill any and all matter either solid or liquid (including condensate) removed from the Refuse Gas and/or Constituent Products collected from the Landfill provided such return is lawful under applicable federal, state, and local governmental authority.

Upon installation by LESSOR of a leachate treatment facility, condensate disposal will be provided by LESSOR's leachate treatment facility, at no cost to LESSEE. If LESSOR is not able or willing to dispose of Refuse Gas condensate after December 31, 1995, LESSEE shall reduce the royalty payment described in Section 4 by LESSEE's direct cost of the Refuse Gas condensate disposal.

     6.7 Installation of Refuse Gas Collection System. LESSEE and LESSOR agree to work together to develop operational methods and techniques in order to optimize the quality and quantity of gas recovered from LESSOR's horizontal gas collectors in the Landfill. To the extent reasonably practicable LESSEE agrees to utilize LESSOR's horizontal gas extraction system, vertical gas wells, and header to produce and recover Refuse Gas therefrom and transport Refuse Gas therefrom and transport Refuse Gas to LESSEE's Olinda electrical generating facilities.

All work required for capital additions (new wells, new collectors, new laterals, new headers, and all associated devices) to the Refuse Gas Collection System and major maintenance (as

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described in Exhibit "X") to the Refuse Gas Collection System prior to the time the New Project, contemplated by Section 6.2 (Construction of Facilities), is placed in service, shall be performed by LESSEE and paid for by LESSOR under the terms and conditions of Exhibit "VT". LESSEE shall provide LESSOR with a written cost estimate of such work. LESSEE shall not proceed with this work prior to the approval of LESSOR. If LESSOR and LESSEE cannot agree on such costs, LESSOR maintains its right to obtain such work from other sources at LESSOR's option.

After the New Project has been placed into service, LESSEE will pay the first $40,000 per year, adjusted annually in accordance with Paragraph 2.9 (Cost Index), of Refuse Gas Collection System capital additions and major maintenance. All additional work required for capital additions (new wells, new collectors, new laterals, new headers, and all associated devices) to the Refuse Gas Collection System and major maintenance (as described in Exhibit "X") performed on the Refuse Gas Collection System after the time the New Project, contemplated by Section 6.2 (Construction of Facilities), is placed in service, shall be performed by LESSEE and paid for by LESSOR under the terms and conditions of Exhibit "V". LESSEE shall provide LESSOR with a written cost estimate of such work. LESSEE shall not proceed with this work prior to the approval of LESSOR. If LESSOR and LESSEE cannot agree on such costs, LESSOR maintains its right to obtain such work from other sources at LESSOR's option.

If LESSEE is not successful in obtaining a Final Standard Offer 4 contract with Southern California Edison or in obtaining an acceptable alternative energy purchaser, LESSEE will continue to perform capital additions in accordance with Exhibits "V" and "VIII" and major maintenance as defined herein when requested by LESSOR.

     6.8 Flare Facility Installation and Related Services. LESSOR has proposed, and LESSEE has agreed to certain work and services to be performed by LESSEE with respect to a Flare Facility to be installed at the Landfill adjacent to LESSEE's existing gas processing facilities, that will allow Refuse Gas and condensate to be incinerated reliably over the long-term (the "Flare Work") as contemplated in Section 6.7 (Installation of Refuse Gas Collection System) of the Lease. Notwithstanding any other provisions of the Lease to the contrary, (i) LESSEE has proposed and LESSOR has agreed to the particular Flare Facility described in Exhibit "VI" attached hereto; (ii) LESSEE shall provide such Flare Facility for a lump sum price of one million three hundred thousand dollars ($1,300,000) of which one million ninety two thousand six hundred dollars ($1,092,600) shall be for the Flare Facility described herein and of which two hundred seven thousand four hundred dollars ($207,400) shall be for owner enhancements beyond the scope of the Flare Facility design, such enhancements to be at the sole discretion of LESSOR and authorized in writing by LESSOR; and (iii) LESSOR shall pay for the Flare Facility in cash payments to LESSEE payable upon completion of the project schedule deliverables indicated in Exhibit "VII".

Following completion of the health risk assessment and Flare Facility design and prior to submitting an application for a permit to construct to the South Coast Air Quality Management District (SCAQMD), LESSEE shall submit the health risk assessment and Flare Facility design to the Director of the County Environmental Management Agency (EMA) for review and approval to ensure that the Flare Facility is designed so its operation would cause no significant adverse air quality impact.

     6.9 The Flare Facility Operations and Maintenance. The Flare Facility Work will be treated for all purposes under the Lease as, and shall become, part of the facilities operated by LESSEE, and owned by LESSOR and shall be maintained as described in Exhibit "IX". Notwithstanding any other provisions of the Lease to the contrary, LESSEE will be responsible for providing Routine Flare Facility Operation and Maintenance as defined in Exhibit "IX" at its expense, and LESSOR will reimburse LESSEE for the purchase of electrical power, propane, and condensate disposal for the Flare Facility. LESSEE will perform non-routine operation and maintenance activities on the Flare Facility on behalf of LESSOR. LESSEE shall provide LESSOR, in advance, cost estimates pertaining to any non-routine operating and maintenance services for which LESSEE will be reimbursed by LESSOR according to the fee schedule described in Exhibit "VIII" attached hereto. If the two parties cannot agree on such costs, LESSOR maintains its right to obtain such work from other sources at LESSOR's option. If electrical power is produced for sale by the New Project, LESSEE shall provide electrical power to operate the Flare Facility when feasible and at no cost to LESSOR, however, LESSOR shall pay all charges by Southern California Edison related to Southern California Edison's supply of electrical power and/or the services to provide electrical power for the Flare Facility.

7. Title To Facilities, Surrender of Facilities, and Lease. LESSOR shall have title to existing components of the Refuse Gas Collection System for which LESSOR has paid the cost of installation. LESSOR shall have title to all future components of the Refuse Gas Collection System and to the Flare Facility upon acceptance of said Flare Facility as complete. LESSEE shall have title to all other components of the Refuse Gas Collection System existing at the time of execution of this Amended and Restated Gas Lease Agreement. LESSEE shall have title to all future components of the Project for which LESSEE pays the cost of installation and that are not part of the Refuse Gas Collection System subject to terms of this Amended and Restated Gas Lease Agreement. At any time during the term hereof that LESSEE determines that the Project and/or New Project, or the continuation thereof, is not technically, economically, or practically feasible, LESSEE, at its option, may surrender and terminate this Lease subject to the following obligations: (i) LESSEE shall have the responsibility under Section 9.1 below, at the request of LESSOR, to remove above ground property, fixtures, and improvements owned by LESSEE and placed on the Landfill; (ii) LESSEE shall provide LESSOR at time of surrender with a written explanation of the basis for LESSEE's decision to terminate the Lease; (iii) LESSEE shall provide LESSOR with summaries of any test results and the results of operation; and (iv) LESSEE shall transfer ownership of the Refuse Gas Collection System, owned by LESSEE, constructed hereunder, to LESSOR without charge to LESSOR.

8.     Property Rights.

     8.1 Land Use. LESSEE shall be authorized to use the Landfill, including the Alpha Canyon portion, and any adjacent or contiguous land owned or controlled by LESSOR without cost except as otherwise provided herein, to the extent reasonably necessary or convenient for

LESSEE's facilities and operations hereunder, including the construction and maintenance of all necessary wells, pipelines, and utility lines, and the free right of ingress and egress at all times to and from said property; however, the rights herein granted should be exercised by LESSEE in a way which shall not unreasonably interfere or be inconsistent with LESSOR's ongoing Landfill activities.

     8.2 Plant Site. LESSOR shall make available to LESSEE if requested without cost, immediately adjacent to but not upon the surface of the Landfill, a mutually acceptable site sufficient in size to accommodate the construction and operation by LESSEE of the gas processing plant(s) and related facilities for the Project, and LESSEE shall have the free right of ingress and egress at all times to and from said Plant Site.

     8.3 Underground Wells and Pipelines. All gas collection wells (below the wellhead) and gas gathering pipelines shall be placed below the surface of the Landfill. LESSOR shall use its best efforts to avoid damaging wellheads necessarily protruding during continuation of landfill activities. Upon completion of said landfill activities, LESSEE shall place the wellheads below the surface unless LESSOR otherwise consents.

     8.4 Oil and Gas Rights. This Lease shall not be deemed to grant to LESSEE any rights to or interests in any oil or natural gas located under the Landfill which is not produced by the Landfill.

     8.5 Easements. LESSOR agrees to grant such rights of way and easements as may be necessary for the purchaser of the Refuse Gas and/or Constituent Products to accept delivery thereof at LESSEE's gas processing plant(s).

     8.6 Cooperation in Obtaining Authorization. Upon reasonable request by LESSEE, LESSOR shall make documents available, attend and otherwise assist LESSEE in proceedings, hearings, or other procedures necessitated by any required environmental impact reports, governmental permits, authorizations and similar type requirements, related to the Project and the construction and operation of LESSEE's wells, Refuse Gas Collection System, and gas processing facilities. Upon reasonable request of LESSOR, LESSEE shall assist LESSOR in briefing the officials of a governmental agency or body, or other interested party, with respect to the status of the Project.

     8.7 Landscaping. LESSEE shall, upon written request from LESSOR, be obligated to install and maintain such landscaping as may be required for adequate screening of the plant site and appurtenant equipment which are utilized by LESSEE in its operations hereunder. LESSOR shall be responsible for any landscaping which is located on LESSOR's property external to said plant site.

     8.8 LESSOR's Activities. LESSOR agrees to conduct its Landfill activities, and the Landfill activities of its agents, representatives, tenants, contractors, or assignees, so as not to unreasonably interfere with LESSEE's programs, construction activities, and/or operations hereunder, unless LESSEE otherwise consents, subject to a Letter of Intent of February 12, 1981 (a copy of which is attached hereto as Exhibit "III" and by reference made a part hereof).

It is understood that LESSEE will exercise its best efforts to operate the Refuse Gas Collection System and Project so as to permit effective utilization of the system for both environmental and energy recovery purposes to the greatest extent possible. In the event that both goals cannot be met simultaneously, the collection of Refuse Gas for the purpose of environmental compliance will not be considered interference with LESSEE's right to collect Refuse Gas for energy recovery purposes under the terms of this Lease and any action by LESSOR necessary to comply with any environmental statues, laws, ordinances, regulations, decisions, or orders by any regulatory authority or entity will not be deemed a breach of this Lease.

9.     Removal and Restoration.

     9.1 Removal of Facilities. LESSEE shall notify LESSOR, upon expiration or termination of this Lease, of LESSEE's intention to either remove or abandon the above-ground property, fixtures, and improvements owned by LESSEE which LESSEE has placed on the Landfill. LESSEE shall within six
(6) months after said expiration or termination remove such above- ground property, if LESSOR requests that such above-ground property be removed. Upon said expiration or termination, any and all wells, together with attendant collection facilities, constituting LESSEE's below surface recovery system will, at LESSOR's election, either be transferred to LESSOR without further liability to LESSEE, or will be modified and/or abandoned at LESSEE's cost in a manner necessary to render such recovery system safe under the then applicable regulations.

     9.2 Surface Restoration. LESSEE shall within six (6) months after the expiration or termination of this Lease restore the surface of the Landfill affected by LESSEE's operations to render such areas generally compatible with the unimproved and unlandscaped portions of the Landfill surface not so affected.

10. Compliance with Law. LESSEE shall, at its sole expense, obtain, maintain, and comply with all necessary governmental authorizations, permits and licenses required to conduct its operations under this Lease. In addition, LESSEE shall comply with all applicable federal, state and local laws, rules, regulations, and orders in its operations hereunder including compliance with all applicable safety and health requirements as to LESSEE's employees.

11.     Laws and Force Majeure.

     11.1 Laws and Force Majeure. The provisions of this Lease shall be subject to all valid and applicable federal, state, county, municipal, and other governmental laws, executive orders, ordinances, rules, regulations, and acts, and this Lease shall not be terminated, in whole or in part, nor shall LESSEE be held liable in damages, for failure to comply herewith, if compliance is prevented by, or the failure is the result of, any such law, order, ordinance, rule, regulation, or act, or due to Force Majeure.

     11.2 Effect on Operations. If LESSEE's operations are at any time prevented or affected by any of the causes referred to in Section 11.1, the performance of its operations to the extent so prevented or affected shall be excused without liability hereunder, and this Lease shall continue in full force and effect until LESSEE is permitted to resume its operations and thereafter for the balance of the primary term and for as long thereafter as Refuse Gas and/or Constituent Products are produced to be sold from the Landfill.

12.     Warranty of Title.

     12.1 General. LESSOR hereby warrants and agrees to defend the title to the Landfill and the Refuse Gas and/or Constituent Products produced by the Landfill.

     12.2 LESSOR's Interest. It is agreed that if LESSOR owns an interest in the Refuse Gas and/or Constituent Products produced by the Landfill which is less than the entire and undivided ownership or fee simple estate therein, the royalties due hereunder to LESSOR shall be reduced to the proportion thereof which the interest actually owned by LESSOR bears to the whole and undivided ownership or fee therein.

     12.3 Protection of LESSEE's Interest. If and whenever it shall be necessary, in order to protect LESSEE's interest hereunder, LESSEE may at its option, upon sixty (60) days prior to written notice, pay and discharge at any time any mortgage, taxes, or other liens now or hereafter attaching to the Landfill or any part thereof in the event of default of payment by LESSOR. In such event LESSEE shall be subrogated to all of the enforcement rights of the owner or holder thereof, and LESSEE shall have the right to apply royalties accruing hereunder toward satisfying the same.

13.     Default.

     13.1 Default by LESSEE. In the event that LESSOR concludes LESSEE's operations are at any time not being conducted in compliance with the provisions of this Lease, LESSOR shall notify LESSEE in writing of the facts relied upon as constituting a breach hereof, and LESSEE, if in default, shall have ninety (90) days after receipt of such notice in which to substantially complete compliance with such provisions. LESSOR shall have the right to terminate this Lease upon written notice to LESSEE if LESSEE fails to complete or substantially complete such compliance efforts within the ninety (90) day period, unless such failure is excused by the provisions of Section 11 hereof.

     13.2 Default by LESSOR. In the event that LESSEE concludes LESSOR at any time is failing to perform or observe any of the provisions of this Lease required to be performed or observed by LESSOR, LESSEE shall notify LESSOR in writing of the facts relied upon as constituting a breach hereof, and LESSOR, if in default, shall have ninety (90) days after receipt of such notice in which to complete or substantially complete compliance with such provisions. LESSEE shall have the right to terminate this Lease upon written notice to LESSOR if LESSOR fails to complete or substantially complete such compliance efforts within the ninety (90) day period, unless such failure is excused by the provisions of Section 11 hereof.

14. Indemnification. LESSOR shall defend, indemnify, and hold LESSEE, its officers, agents, and employees harmless from and against any and all claims, demands, actions, proceedings, liability, or losses of whatsoever nature (including reasonable attorney's fees) for injury or death to person(s) or for damage or loss to property arising out of or caused by LESSOR's operations or activities in connection with the Landfill or any contiguous or non- adjacent property under LESSOR's control unless such injury, death, damage or loss is caused by the willful misconduct or negligence of LESSEE. LESSEE shall defend, indemnify, and hold LESSOR, its officers, agents, and employees, harmless from and against any and all claims, demands, actions, proceedings, liability, or losses of whatsoever nature (including reasonable attorney's fees) for injury or death to person(s) or for damage, or loss to property arising out of or caused by LESSEE's operations or activities in connection with the Landfill or any contiguous or non-adjacent property under LESSEE's control unless such injury, death, damage, or loss is caused by the willful misconduct or negligence of LESSOR.

15.     Insurance.

     (a)     Worker's Compensation Insurance.

          Before entering upon the performance of this Lease, LESSEE shall furnish LESSOR satisfactory evidence that LESSEE has secured, for the term of the Lease, full worker's compensation insurance from a responsible insurance company authorized to do business in the State of California and approved by LESSOR's Risk Management Officer. Such insurance shall be maintained in full force and effect at LESSEE's own expense during the life of the Lease.

     (b)     Liability Insurance.

          LESSEE shall maintain, in full force during the term of this Lease, comprehensive general liability insurance, comprehensive automobile liability insurance (including coverage for owned, non-owned, and hired automobile hazards) and contractual liability insurance. Liability insurance required by this Section shall contain at least a $1,000,000 combined single limit. LESSOR shall be added as an additional insured on all liability insurance policies required by this Section, as respects work done by LESSEE under the terms of this Lease. All liability insurance policies required by this Section shall be primary insurance (for claims arising out of LESSEE's operations), and any insurance maintained by the LESSOR shall be excess insurance. Moreover, LESSEE shall file with LESSOR, prior to commencement of work required by this Lease, a certificate of insurance stating that the liability coverages required by this Section are in effect and containing the following clauses:

          (i) "It is agreed that this policy shall not be canceled, non-renewed, or reduced in scope of coverage until after 30 days written notice has been given the Risk Management Officer, County of Orange."

          (ii) "County of Orange is an additional insured under insurance policies evidenced by this certificate, as respects work done by the named insured for the County of Orange."

          (iii) "Insurance evidenced by this certificate is primary insurance for claims arising out of the named insured's operations, and any insurance maintained by the County of Orange shall only provide coverage in excess of the insurance evidenced by this certificate."

     Insurance coverage in the minimum amounts set forth herein shall not be construed to relieve LESSEE for liability in excess of such coverage.

16. LESSEE's Interests. LESSEE is not a public utility and does not intend to dedicate to public use the Refuse Gas and/or Constituent Products produced by the Landfill or any of its facilities. Nothing contained in this Lease shall be deemed a dedication by LESSEE to the public of any Refuse Gas and/or Constituent Products or of any of LESSEE's facilities.
If any regulatory body shall at any time assert jurisdiction over LESSEE as a public utility by reason of this Lease, LESSEE shall have the right at such time, on at least thirty (30) days written notice to LESSOR, to be relieved of all obligations hereunder not theretofore accrued (except as provided in Section 9 hereof), and this Lease shall thereupon terminate.

17.     Assignment.

     17.1 Assignment. No performance of this Lease or any portion thereof may be assigned or subcontracted (other than subcontracting for engineering, fabrication, and construction of LESSEE's gas recovery facilities) by LESSEE without the express written consent of LESSOR, which consent shall not be unreasonably withheld. Any attempt by LESSEE to assign or subcontract (other than subcontracting for said engineering, fabrication, and construction services) any performance of this Lease without the express written consent of LESSOR, which consent shall not be unreasonably withheld, shall be void and shall constitute a breach of this Lease. Said subcontracting shall not relieve LESSEE of its obligations under this Lease. Whenever LESSEE is otherwise authorized to subcontract or assign, such subcontract or assignment shall incorporate and be subject to the terms of this Lease. The encumbrance of any stock or interests of LESSEE in the aggregate exceeding twenty-five percent (25%) shall be deemed an assignment within the meaning of this Section.

     17.2 Change of Ownership. No change or division in the ownership of the Landfill or assignment of the royalties shall operate to enlarge the obligations or diminish the rights of either LESSOR or LESSEE, and no change, division, or assignment of such rights shall be binding upon either LESSOR or LESSEE until thirty (30) days after LESSOR or LESSEE has been furnished with the original or a certified copy of the recorded instrument evidencing the same.

     17.3 LESSEE Restructuring. It may be necessary or desirable for LESSEE to assign or pledge all or some of its Lease interest under this Lease, and/or all or some of LESSEE's other rights and obligations hereunder including those rights involving Refuse Gas and/or Constituent Products, to a related or unrelated third party or to a successor in interest to LESSEE's business and/or activities at the Landfill. Notwithstanding any other provisions of this Lease to the contrary, LESSOR agrees that such assignments or pledge shall be permitted under the terms of this Lease, and that upon LESSEE's request, LESSOR will not unreasonably withhold its consent in accordance with this Section 17.3 to the particular terms and conditions of such assignment or pledge through the written consent of LESSOR; provided, however, that no such assignment or pledge shall relieve LESSEE of its primary responsibility to LESSOR for performance of its obligations under this Lease, without the written consent of LESSOR.

18. Notices. Any notice to be given under the Lease shall be in writing and shall be deemed to have been properly given and received (i) when delivered in person to the authorized representative of the party to whom the notice is addressed, or (ii) on the date received as indicated on the return receipt when sent by prepaid certified or registered mail, return receipt requested, to the party to be notified at its address, as follows:

     To LESSEE:

          GSF Energy Inc.
          7201 Hamilton Boulevard
          Allentown, PA  18195-1501
          Attention:      General Manager,
                    Landfill Gas Systems
          Copy:          Corporate Secretary

     To LESSOR as to other than Royalty Payments:

          County of Orange
          Integrated Waste Management Department
          320 North Flower Street, Suite 400
          Santa Ana, CA  92703
          Attention:     Engineering Manager

                         and

                    County of Orange
                    General Services Agency/Real Estate
                    14 Civic Center Plaza, Third Floor
                    Post Office Box 4106
                    Santa Ana, CA  92702-4106

     To LESSOR as to Royalty Payments:

          County of Orange
          Office of Auditor-Controller
          Post Office Box 1955
          Santa Ana, CA  92702

LESSOR or LESSEE may change such representative or address by written notice of said change of representative or address given to the other.

19.     Taxes.

     19.1 Taxes Paid by LESSEE. LESSEE shall, during the term of the Lease, pay all taxes that may be levied upon or assessed against the facilities, equipment, and improvements constructed or installed by LESSEE in, on, or adjacent to the Landfill under this Lease. It is understood and agreed that all taxes and assessments (including but not limited to a possessory interest tax) which become due and payable upon said facilities, equipment, and improvements shall be the full responsibility of LESSEE, and LESSEE shall cause said taxes and assessments to be paid promptly.

     19.2  Shared Taxes.  Pursuant to California Revenue and Taxation Code
Section 107.6, LESSEE has been advised that any possessory property interest in the quantity or value of Refuse Gas and/or Constituent Products in place or recovered and/or produced from the Landfill may be subject to taxation. If and to the extent property taxes (as differentiated from income, sales, or franchise type assessments) are levied on said interest, LESSEE shall pay all of such taxes levied against LESSEE's 7/8ths share, and LESSOR shall be responsible for paying, or be declared exempt from paying a 1/8th share of said taxes.

20. Liquidated Damages. Time is of the essence in the performance of this Lease. Subsequent to commencement of gas sales hereunder, in addition to amounts payable under Section 4.0 above, it is agreed by and between LESSOR and LESSEE hereto that in the event the operational services thereafter are not provided within the number of calendar days as agreed upon herein, damage will be thereby sustained by LESSOR, and that it is and will be impracticable and extremely difficult to ascertain and determine the actual damage which LESSOR will sustain by reason of such delay; and it is therefore agreed that LESSEE will pay to LESSOR the sum of one hundred dollars ($100) per day for each and every day's delay in providing the operational services thereafter in excess of the number of days prescribed; and LESSEE agrees to said liquidated damages as herein provided. Neither LESSOR nor LESSEE shall be assessed with liquidated damages during any delay subsequent to commencement of gas sales caused shall LESSEE be assessed with liquidated damages for delay caused by failure of LESSOR to provide or perform those items of work required of LESSOR in this Lease; provided, however, LESSEE shall have no claims for any compensation for any such LESSOR delay.
Should LESSEE be delayed by reason of alterations, including Lease amendments, ordered by LESSOR or by any act of LESSOR, not contemplated by the Lease, the time of completion will be extended appropriately by LESSOR, and LESSEE will not be assessed liquidated damages for such extension; provided, however, LESSEE shall have no claim for any other compensation for any such extension unless specifically set forth on a change order.

21. Disputes. Should LESSEE and LESSOR fail to agree on an issue involving Lease interpretation, either LESSOR or LESSEE may submit a written explanation to the other, specifying in detail the particulars of the Lease requirements which are not being correctly interpreted. LESSOR and LESSEE shall thereafter utilize their best efforts to mutually resolve any potential claim within thirty (30) County of Orange Integrated Waste Management Department working days after receipt of such written explanation. Should they fail to resolve the matter, the parties may proceed with a mutually agreed upon form of arbitration.

22. Compliance with Civil Rights Laws. LESSEE shall comply with all state and federal laws relating to civil rights. LESSEE further agrees that no person shall be excluded from employment on the grounds of race, color, religion, sex, national origin, marital status, age, or as an otherwise qualified physically disabled individual.

23.     General Provisions.

     23.1 Successors. Subject to Sections 17.1 and 17.3 hereof, the provisions of this Lease shall inure to the benefit of and be binding upon LESSOR or LESSEE and their respective representatives, successors, assigns, and delegatees.

     23.2 Covenants and Conditions. Each provision of this Lease performable by LESSOR or LESSEE, respectively, shall be deemed both a covenant and condition.

     23.3 Entire Contract. All obligations of LESSEE and LESSOR under this Lease are expressly stated herein, and no other obligations or covenants are to be implied hereunder.

     23.4 Modifications. No changes to Lease terms, conditions or schedules for any purpose shall be made unless approved in writing by both the LESSOR and LESSEE.

     23.5 Waiver. The waiver by either LESSOR or LESSEE of any failure on the part of the other to perform in accordance with any of the terms or conditions of this Lease shall not be construed as a waiver of any future or continuing failure, whether similar or dissimilar thereto.

     23.6 Affiliates. In determining whether LESSEE has complied with its obligations hereunder, the acts of corporations or other firms, organizations, and persons bearing the relationship to LESSEE of parent, subsidiary, affiliate, representative, or associate shall be deemed the acts of LESSEE.

     23.7 Captions. Section numbers and Section captions are inserted for identification purposes only and are not a part hereof.

     23.8 Recording. This Lease shall not be recorded, but the parties shall execute and acknowledge a short memorandum of this Lease for recording purposes in a form mutually agreed by LESSOR and LESSEE.

     23.9 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall be cumulative, wherever possible, with all other remedies at law or in equity.
IN WITNESS WHEREOF, LESSOR and LESSEE hereto have executed this Amended and Restated Lease Agreement on these dates opposite their respective signatures.

COUNTY OF ORANGE

By  /s/ Harriett M. Wieder                 Date   Dec 14 1993
       Chairman, Board of Supervisors

APPROVED AS TO FORM:
Terry C. Andrus, County Counsel

By  /s/ [illegible]                        Date  11/23/93
          Deputy

APPROVED AS TO AUDIT & ACCOUNTING
S.E. Lewis, Auditor-Controller

By  /s/ Mary K. Franks                     Date  1-11-94
          Deputy

RECOMMENDED FOR APPROVAL:
General Services Agency
Real Estate

By /s/ Donna [illegible]                   Date  11/23/93

Integrated Waste Management Department

By  Murryl [illegible]                     Date  11/23/93

SIGNED AND CERTIFIED THAT A COPY OF
THIS DOCUMENT HAS BEEN DELIVERED TO
THE CHAIRMAN OF THE BOARD

By /s/ Phyllis A. Henderson                Date  Dec 14 1993
     PHYLLIS A. HENDERSON
        Clerk of the Board of Supervisors
     Orange County, California

GSF ENERGY INC.

By  Wayne A. Hinmin                        Date  11 November 1993
     President